Exhibit 10.15

2015 Incentive Compensation Program

On February 12, 2015, the Chairman of the Board and independent directors, acting pursuant to authority delegated by the Board of Directors (the “Board”), approved the participation of the Company’s President in the Tesoro Corporation 2015 Incentive Compensation Program (the “2015 ICP” or the “2015 Program”). In addition, the Board approved the target payout at 70% of his base salary earnings during the 2015 calendar year. The 2015 Program as applied to the President consists of two equally weighted components: Tesoro Corporation’s overall performance and Partnership’s performance as a business unit performance. Each of these components is described in greater detail below. The performance results of Tesoro Corporation and the Partnership’s business may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items, and other factors, as approved by Tesoro Corporation’s Compensation Committee, to determine the total amount, if any, available under the 2015 ICP. The Chairman of the Board and independent directors of the Company have discretion to adjust individual awards, if any, for Company executives based on their assessment of an individual executive’s performance relative to successful achievement of goals, business plan execution and other leadership attributes.

Component 1 - Corporate Performance - measured against target with the range of outcomes between 0% to 200%. Tesoro Corporation performance metrics include the following:

•
Achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) measured on a margin neutral basis (this is the more heavily weighted metric, constituting 50% of the bonus opportunity for the corporate performance component);

•	Safety - Targeted improvement in recordable incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component);

•	Process Safety Management - Targeted improvement in the number of process safety incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component);

•	Environmental - Targeted improvements in the number of environmental incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component);

•	Cost Management - Measurement of non-capital cash expenditure versus budget (this metric constitutes 17.5% of the bonus opportunity for the corporate performance component); and

•
Business Improvement - Targeted improvements from capital improvement initiatives, synergies related to asset acquisitions and other projects & initiatives (this metric constitutes 17.5% of the bonus opportunity for the corporate performance component).

Component 2 - Business Unit Performance - measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental;

•	Cost Management;

•	Improvements in EBITDA; and

•	Business improvement and value creation initiatives.